Exhibit 10.1

MANTECH INTERNATIONAL CORPORATION

2022 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.0	OVERVIEW

ManTech International Corporation (Company) has established this 2022 Executive Incentive Compensation Plan (Plan) to help attract, retain, and motivate our executives to achieve certain goals and objectives. Incentive compensation is an integral part of the Company’s compensation program. This Plan sets forth a uniform, systematic, and measurable process for determining incentive compensation payments earned under this Plan. The Compensation Committee of the Company’s Board of Directors (Compensation Committee) has ultimate authority over the implementation and interpretation of this Plan, including the authority to make any determinations it deems necessary or advisable relating to the administration of the Plan.

2.0	PLAN PARTICIPANTS

The Company’s executive officers, including the Company’s CEO, CFO, COO, and EVP – Business Services, are eligible to participate in this Plan (each a Participant). The Compensation Committee, in its sole discretion, also has the authority to designate additional officers of the Company to be Participants in this Plan.

3.0	POLICY

For each Participant, a set of performance goals for the applicable criteria under this Plan (Participant Goals) and relative weightings shall be established, reviewed and memorialized according to the process set forth below. All Participant Goals should be specific, measurable, and quantitative, to the extent practical. The goal-setting process shall be accomplished in accordance with a time schedule established by the Compensation Committee, in consultation with the Company’s CEO.

All Participant Goals will be comprised solely of Company Goals. Participant Goals will be memorialized in a separate agreement or worksheet for each Participant (each, a Plan Worksheet), and each Plan Worksheet will set forth the relative weightings for the Participant Goals; a threshold, target and maximum performance score (and corresponding award amount) or the Participant; and other factors to be used in the Scoring Process (as defined below).

Following completion of the fiscal year, the Committee will evaluate actual results versus Participant Goals to determine whether and to what extent incentive compensation has been earned under this Plan for each Participant. This process is referred to in this Plan as the Scoring Process.

The Compensation Committee may adjust the amount otherwise payable to any Participant under the Plan based on any factors deemed appropriate by the Compensation Committee in furtherance of the intent of the Plan. The Compensation Committee may also make adjustments to actual results achieved with respect to Participant Goals in accordance with Section 4.4 of this Plan.

2022 Executive Incentive Compensation Plan

4.0	Scoring Process

This Section 4 uses the following terms (which terms also operate in the Plan Worksheets).

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Factor – the weight (expressed as a percentage) that is assigned to each Participant Goal for a particular Participant. The aggregate Factors for the Participant Goals applicable to each Participant shall total 100%. The Factors and weightings applicable to each Participant Goal may differ for each Participant under this Plan.

•	Final Performance Score – for each Participant, the sum of the weighted Performance Goal Scores shall be the Final Performance Score.

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Incentive Compensation Payout Schedule – a schedule that sets forth the incentive compensation payment amount that corresponds to each performance score between and including the threshold and maximum Final Performance Scores.

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Performance Goal Score – for each Participant Goal, the amount of a measure actually achieved, expressed as a percentage, relative to the Performance Goal (the Performance Goal Score at target would be 100%).

•	Total Earned Incentive Compensation – the incentive compensation amount payable to a Participant based on his or her Final Performance Score, prior to any adjustment by the Compensation Committee.

4.1	Company Performance Criteria for Goals

•	Revenue (as recognized for the performance period in accordance with GAAP);

•	Earnings before interest and taxes (EBIT), measured as a dollar amount (also sometimes referred to as Operating Income); and

•	Bookings (full value of contract award for single award contracts, plus the value of multiple award wins, determined in accordance with ManTech’s standard bookings recognition policy).

4.2	Guidance for Goal-Setting Process

The following process shall be used to prepare initial recommendations for the Compensation Committee’s consideration:

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The Chairperson of the Compensation Committee shall be responsible for the establishment of Participant Goals and weightings for the CEO (the Compensation Committee Chairperson may request the assistance of the CFO or other members of senior management in this effort, as he or she deems necessary or appropriate).

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The Company Goals and weightings applicable to each Participant (other than the CEO) shall be initially proposed by the CEO, with input from other members of senior management, as deemed necessary or appropriate, before being presented to the Compensation Committee.

All Participant Goals and weightings shall be subject to the review, modification, and final approval by the Compensation Committee.

2022 Executive Incentive Compensation Plan

4.3	Threshold, Target, and Maximum Awards

Each Participant shall have threshold, target, and maximum incentive compensation payment amounts that correspond to threshold, target and maximum Final Performance Scores. For each Participant, the target award amount shall be expressed as a fixed number or a percentage of his or her base salary as of April 1, 2022, as established by the Compensation Committee, and shall represent the amount of incentive compensation that the Participant will earn if his or her actual Final Performance Score is equal to that which would result from 100% achievement of all Participant Goals (the exact payout amount at target may be impacted by the Compensation Committee’s determination of how to treat an out-of-cycle salary change for a Participant – see Section 4.4 for more information).

4.4	Guidance for Scoring Process

Actual results for the year shall be determined and then compared to the Participant Goals. A Final Performance Score is calculated for each Participant, resulting in Total Earned Incentive Compensation amount determined according to the Participant’s applicable Incentive Compensation Payment Schedule. (Any incentive compensation amount that is ultimately paid to a Participant may be adjusted by the exercise of Compensation Committee discretion in accordance with Section 3 or this Section 4.4.

•	Scoring Process:

•	A Performance Goal Score with respect to each of Participant Goal is calculated based on the Company’s 2022 actual financial results.

•	Each Performance Goal Score is multiplied by the applicable Factor (weight), and then such results are summed to determine the Participant’s Final Performance Score.

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Based on the Participant’s Final Performance Score, the Total Earned Incentive Compensation is determined according to the applicable Incentive Compensation Payout Schedule included with the individual Participant Plan Worksheet (subject to any adjustments or related determinations by the Compensation Committee described herein).

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Adjustments to Results Achieved: With respect to any Performance Goal Score, the Compensation Committee shall have the authority to determine whether (and by what amount) actual results upon which the achievement of a performance goal is based should be modified to account for extraordinary events or circumstances or otherwise adjusted to further the purpose or intent of the Plan.

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Out of Cycle Salary Changes: The Compensation Committee shall determine the effect of any out-of-cycle salary changes or other changes in Participant compensation on a Participant’s Total Earned Incentive Compensation.

2022 Executive Incentive Compensation Plan

•	Final Compensation Committee Review

The Compensation Committee will review and approve all incentive compensation amounts paid under this Plan, including the Total Earned Incentive Compensation amount calculated for each Participant.

In addition to its authority to make adjustments to results achieved and account for out-of-cycle compensation changes discussed above, the Compensation Committee has the authority to adjust the amount paid to any Participant hereunder, based on any factor deemed relevant by the Compensation Committee.

Payments under this Plan, if any, shall be made on or before March 15, 2023. Unless the Compensation Committee determines otherwise in its sole discretion, a Participant’s right to receive any incentive compensation payment hereunder shall be forfeited if the Participant is not an employee of the Company in good standing on December 31, 2022.

5.0	RECOVERY OF AWARDS

Awards under the Plan are subject to the terms and conditions of any claw-back policy that the Company may adopt to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

6.0	AUTHORIZATION

The Compensation Committee has authorized the development of this Plan and shall oversee the implementation and operation of this Plan and the individual Participants’ Plan Worksheets. Senior management and other Company personnel designated by the Compensation Committee will support the administration of the Plan.

2022 Executive Incentive Compensation Plan